MEAD JOHNSON REAFFIRMS FULL-YEAR EPS GUIDANCE;
THIRD QUARTER REVENUE RISES FOUR PERCENT
AND INCREASES SEVEN PERCENT ON A CONSTANT DOLLAR BASIS

GLENVIEW, Ill., October 23, 2014 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and year-to-date period ended September 30, 2014.

•	Third quarter sales of $1,090.7 million increased four percent from $1,046.8 million in the prior-year quarter. Sales were up seven percent on a constant dollar basis.

•	On a constant dollar basis,(1) sales growth by segment was 14 percent for Latin America, 10 percent for North America/Europe and 3 percent for Asia.

•	GAAP net earnings of $0.92 per diluted share for the third quarter of 2014 were 10 percent higher than net earnings of $0.84 per diluted share for the third quarter of 2013.

•	Non-GAAP (2) net earnings of $0.93 per diluted share for the third quarter of 2014 were in line with the third quarter of 2013.

•
Third quarter results include a $0.05 per share non-recurring tax benefit related to statutes of limitations for tax contingencies and $0.04 per share of start-up costs related to our new Singapore facility, which began production in the third quarter.

•
Mead Johnson reaffirms its full-year GAAP EPS guidance, excluding any further pension MTM(3) adjustments, to be in the range of $3.59 to $3.66 per diluted share. Non-GAAP EPS is expected to be in the range of $3.65 to $3.72 per diluted share.

"We are pleased to deliver solid sales growth and strong earnings in light of a challenging foreign exchange environment and higher dairy input costs," said Chief Executive Officer Kasper Jakobsen. "We again saw strong growth in our North America/Europe segment from our toddler business and infant formula market share gains. In Asia, we worked to reduce system inventory in China ahead of the Enfamil re-launch planned for the fourth quarter. This negatively impacted sales for the quarter in the Asia segment. Overall, we are satisfied with the progress made in the latest quarter."

(1) Reported sales growth by segment was 1 percent for Latin America, 10 percent for North America/Europe & 3 percent for Asia.

(2) Our non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of GAAP to non-GAAP results, see the schedules titled “Supplemental Financial Information” and "Reconciliation of non-GAAP to GAAP results."

(3) Pension MTM is defined as the actuarial gains and losses recognized upon the mark-to-market re-measurement of our defined benefit pension plan.

Third Quarter Results
Sales for the third quarter of 2014 were $1,090.7 million, up four percent from $1,046.8 million in the same period a year ago. Constant dollar sales increased seven percent; five percent from price and two percent from volume. Foreign exchange adversely impacted sales growth by three percent. Gross margin was lower than the prior-year period due to higher dairy input costs, adverse foreign exchange and start-up expenses associated with the new spray dryer in Singapore (“Singapore Start-Up Expenses”). Operating expenses were lower due to the absence of the prior-year administrative penalty in China, partially offset by current year pension MTM losses. Earnings before interest and income taxes (“EBIT”) totaled $242.6 million for the quarter ended September 30, 2014, compared to $250.7 million for the comparative period in 2013.
The company’s effective tax rate (“ETR”) was 16.0 percent in the third quarter of 2014, compared to 28.8 percent in the prior-year quarter. The current year ETR was improved primarily related to statute of limitations for certain tax contingencies in various jurisdictions. The prior-year ETR was higher due to the administrative penalty in China which was non-deductible for tax purposes.
On a GAAP basis, net earnings attributable to shareholders totaled $187.6 million, or $0.92 per diluted share, in the third quarter of 2014, compared to $171.3 million, or $0.84 per diluted share, in the prior-year quarter.
On a non-GAAP basis, net earnings attributable to shareholders totaled $187.9 million, or $0.93 per diluted share, for the third quarter of 2014, compared to $189.7 million, or $0.93 per diluted share, for the same quarter a year ago.

Third Quarter Segment Results
The North America/Europe segment reported sales of $306.3 million for the third quarter of 2014, up 10 percent from $278.8 million in the third quarter of 2013. Constant dollar sales also increased 10 percent; eight percent from volume and two percent from price. Sales growth was driven by an expanding children's nutrition business and infant formula market share gains. Additionally, growth benefited from an easier comparison as U.S. retailers reduced inventory in the third quarter of 2013. Higher dairy costs and the timing of annual U.S. plant shutdown costs negatively impacted gross margin in the quarter. EBIT for the North America/Europe segment of $66.8 million in the third quarter of 2014 was up from $64.7 million in the third quarter of 2013.
The Latin America segment reported sales of $222.9 million for the third quarter of 2014, up one percent from $221.3 million in the same period of the prior year. Constant dollar sales increased 14 percent; 10 percent from price and four percent from volume. Foreign exchange adversely impacted sales growth by 13 percent. Price increases in Venezuela and Argentina accounted for the majority of the segment's price growth. Gross margin and EBIT were negatively impacted by foreign exchange and higher dairy input costs.

EBIT for the Latin America segment totaled $52.6 million in the third quarter of 2014, down from $62.5 million for the same quarter a year ago.
The Asia segment reported sales of $561.5 million for the third quarter of 2014, up three percent from $546.7 million in the prior-year quarter. Constant dollar sales also increased three percent; five percent from price offset by a two percent decline in volume. Trade inventory levels in China were intentionally tightened in advance of the planned fourth quarter product re-launch. Revenue growth was further impacted by a tough comparison to third quarter 2013, when the company benefited from competitors’ supply disruptions in China.
Gross margin was lower compared to the prior-year period due to higher dairy input costs and Singapore Start-Up Expenses. EBIT for the Asia segment totaled $186.2 million in the third quarter of 2014, down from $199.6 million for the same quarter a year ago.
Corporate and Other expenses for the third quarter of 2014 were $63.0 million compared to $76.1 million in the third quarter of 2013. The decrease in expenses was mainly due to prior-year costs, which included the 2013 administrative penalty in China. In addition, actuarial losses were recognized in 2014 compared to gains in 2013 related to a defined benefit pension plan.

Nine-Month Results
Sales for the nine months ended September 30, 2014 were $3,315.1 million, up six percent from $3,140.0 million a year ago. Constant dollar sales increased 10 percent; five percent from price and five percent from volume. Foreign exchange adversely impacted sales growth by four percent. Price increases in Venezuela and Argentina accounted for two percent of total company growth. Adverse foreign exchange, higher dairy costs and Singapore Start-Up Expenses negatively impacted gross margin. EBIT was further impacted by pension MTM adjustments. EBIT totaled $778.7 million for the period, up from $771.0 million in the first nine months of 2013.
The effective tax rate for the nine months ended September 30, 2014 was 21.9 percent as compared to 27.2 percent a year ago. The current year ETR improvement was primarily from matters related to tax contingencies. The prior-year ETR was higher due to the administrative penalty in China which was non-deductible for tax purposes.
Net earnings attributable to shareholders for the first nine months of 2014 totaled $561.4 million, or $2.77 per diluted share, up from $531.3 million, or $2.61 per diluted share, for the prior-year period.
On a non-GAAP basis, net earnings attributable to shareholders totaled $573.2 million, or $2.83 per diluted share, in the nine months ended September 30, 2014, up five percent from $547.5 million, or $2.69 per diluted share, in the nine months ended September 30, 2013.

Nine-Month Segment Results
The North America/Europe segment reported sales of $925.6 million for the first nine months of 2014, up eight percent from $859.3 million in the first nine months of 2013. Constant dollar sales also increased eight percent; five percent from volume and three percent from price. Growth was driven by an expanding children's nutrition business and infant formula market share gains. Higher dairy costs and the timing of annual plant shutdown costs negatively impacted gross margin. EBIT totaled $200.9 million for the first nine months of 2014, up from $192.6 million.
Sales in the Latin America segment for the first nine months of 2014 were $659.7 million, up two percent from $645.6 million in the first nine months of 2013. Constant dollar sales increased 16 percent; 10 percent from price and six percent from volume. Foreign exchange adversely impacted sales growth by 14 percent. Higher prices in Venezuela and Argentina constituted the majority of the segment's price increase, but were not sufficient to fully offset the impact of currency depreciation in these countries. Gross margin and EBIT were negatively impacted by both currency movements and higher dairy input costs. EBIT for the segment totaled $152.6 million in the first nine months of 2014, down from $157.1 million in the year-ago period.
Sales in the Asia segment for the first nine months of 2014 were $1,729.8 million, up six percent from $1,635.1 million in the nine months ended September 30, 2013. Constant dollar sales increased eight percent; four percent from price and four percent from volume. Foreign exchange adversely impacted sales growth by two percent. Higher dairy costs and Singapore Start-Up Expenses negatively impacted gross margin. EBIT for the segment totaled $623.4 million in the nine months ended September 30, 2014, up from $613.2 million in the prior-year period.
Corporate and Other expenses for the first nine months of 2014 were $198.2 million, compared to $191.9 million in the first nine months of 2013. The increase in expenses was mainly due to actuarial losses in 2014 compared to gains in 2013 related to a defined benefit pension plan. These expenses were partially offset by the absence of the 2013 administrative penalty in China.

Cash Related Items
As of September 30, 2014, cash and cash equivalents were approximately $1.2 billion, compared to $1.1 billion as of December 31, 2013. The proceeds from the company's recent debt offering were used during the third quarter to redeem the $500 million notes due November 2014 and pay the related make-whole premium.

Outlook for 2014
“With nine months of 2014 behind us, we anticipate that full-year constant dollar sales growth will be approximately nine percent,” Mr. Jakobsen said. “While individual markets may experience short-term volatility, we expect our diverse geographic portfolio will allow us to deliver continued solid revenue growth, and we further expect to rebuild profit margins in the coming quarters as dairy input costs moderate. We reaffirm our EPS guidance for the year.”

Conference Call Scheduled
Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review third quarter and year-to-date 2014 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Participants outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through midnight CDT Thursday, October 30, 2014 by calling (855) 859-2056 or outside of North America +1-404-537-3406, pass code: 8709235. The replay will also be available at http://investors.meadjohnson.com.

About Mead Johnson
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC(4) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(4) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013(a)	2014	2013(a)
NET SALES	$1,090.7	$1,046.8	$3,315.1	$3,140.0
Cost of Products Sold	437.9	362.3	1,270.4	1,129.3
GROSS PROFIT	652.8	684.5	2,044.7	2,010.7
Operating Expenses:
Selling, General and Administrative	240.2	217.3	715.4	647.8
Advertising and Promotion	158.9	163.8	489.2	475.9
Research and Development	28.7	23.8	82.5	71.1
Other (Income)/Expense – net	(17.6)	28.9	(21.1)	44.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	242.6	250.7	778.7	771.0

Interest Expense – net	18.3	12.3	46.0	38.9
EARNINGS BEFORE INCOME TAXES	224.3	238.4	732.7	732.1

Provision for Income Taxes	36.0	68.7	160.5	199.0
NET EARNINGS	188.3	169.7	572.2	533.1
Less Net Earnings Attributable to Noncontrolling Interests	0.7	(1.6)	10.8	1.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$187.6	$171.3	$561.4	$531.3

Earnings per Share(b)– Basic
Net Earnings Attributable to Shareholders	$0.93	$0.85	$2.77	$2.62
Earnings per Share(b)– Diluted
Net Earnings Attributable to Shareholders	$0.92	$0.84	$2.77	$2.61

Weighted Average Shares – Diluted	202.7	202.8	202.6	203.1
Dividends Declared per Share	$0.375	$0.340	$1.125	$1.020

(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.

(b)The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	September 30, 2014	December 31, 2013 (a)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,195.2	$1,050.8
Receivables – net of allowances of $11.5 and $6.5, respectively	412.1	384.4
Inventories	559.1	534.8
Deferred Income Taxes – net of valuation allowance	87.1	75.3
Income Taxes Receivable	15.2	15.9
Prepaid Expenses and Other Assets	68.1	56.9
Total Current Assets	2,336.8	2,118.1
Property, Plant, and Equipment – net	897.4	867.5
Goodwill	170.5	196.8
Other Intangible Assets – net	77.8	97.5
Deferred Income Taxes – net of valuation allowance	58.9	37.0
Other Assets	150.4	157.2
TOTAL	$3,691.8	$3,474.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$1.2	$2.0
Accounts Payable	519.4	566.8
Dividends Payable	76.5	69.3
Current Portion of Long-Term Debt	—	505.6
Accrued Expenses	219.4	220.0
Accrued Rebates and Returns	343.8	314.9
Deferred Income – current	13.9	46.6
Income Taxes – payable and deferred	62.9	56.1
Total Current Liabilities	1,237.1	1,781.3
Long-Term Debt	1,496.8	1,009.1
Deferred Income Taxes – noncurrent	13.5	15.3
Pension and Other Post-employment Liabilities	174.1	161.8
Other Liabilities	185.4	156.4
Total Liabilities	3,106.9	3,123.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	61.1	49.7

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.6 and 206.8 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(671.7)	(721.5)
Retained Earnings	1,748.2	1,432.3
Treasury Stock – at cost	(408.3)	(351.9)
Accumulated Other Comprehensive Loss	(161.0)	(69.2)
Total Shareholders’ Equity	509.3	291.8
Noncontrolling Interests	14.5	8.7
Total Equity	523.8	300.5
TOTAL	$3,691.8	$3,474.1

(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$572.2	$533.1
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	67.8	62.1
Other	30.2	29.9
Changes in Assets and Liabilities	(56.4)	(27.0)
Payments for Settlement of Interest Rate Forward Swaps	(45.0)	—
Pension and Other Post-employment Benefits Contributions	(4.2)	(6.1)
Net Cash Provided by Operating Activities	564.6	592.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(144.0)	(177.3)
Proceeds from Sale of Property, Plant and Equipment	0.2	2.0
Proceeds from/(Investment in) Other Companies	4.0	(2.7)
Net Cash Used in Investing Activities	(139.8)	(178.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	3.2	6.8
Repayments of Short-term Borrowings	(3.5)	(165.0)
Repayments of Notes Payable	(500.0)	(27.6)
Payments of Dividends	(220.7)	(198.9)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	27.3	19.8
Purchases of Treasury Stock	(57.6)	(92.5)
Long-term Debt Borrowings, net of original issue discount and expenses paid	492.3	—
Distributions to Noncontrolling Interests	(4.4)	(4.9)
Net Cash Used in Financing Activities	(263.4)	(462.3)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(17.0)	(8.6)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	144.4	(56.9)
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,050.8	1,042.1
End of Period	$1,195.2	$985.2

(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other expenses/(income)-net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow.

	Three Months Ended September 30,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$561.5	52%	$546.7	52%	3%	3%	(2)%	5%	—%
Latin America	222.9	20%	221.3	21%	1%	14%	4%	10%	(13)%
North America/Europe	306.3	28%	278.8	27%	10%	10%	8%	2%	—%
Net Sales	$1,090.7	100%	$1,046.8	100%	4%	7%	2%	5%	(3)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$186.2	33%	$199.6	37%	(7)%
Latin America	52.6	24%	62.5	28%	(16)%
North America/Europe	66.8	22%	64.7	23%	3%
Corporate and Other	(63.0)		(76.1)		17%
EBIT	$242.6	22%	$250.7	24%	(3)%

	Nine Months Ended September 30,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,729.8	52%	$1,635.1	52%	6%	8%	4%	4%	(2)%
Latin America	659.7	20%	645.6	21%	2%	16%	6%	10%	(14)%
North America/Europe	925.6	28%	859.3	27%	8%	8%	5%	3%	—%
Net Sales	$3,315.1	100%	$3,140.0	100%	6%	10%	5%	5%	(4)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$623.4	36%	$613.2	38%	2%
Latin America	152.6	23%	157.1	24%	(3)%
North America/Europe	200.9	22%	192.6	22%	4%
Corporate and Other	(198.2)		(191.9)		(3)%
EBIT	$778.7	23%	$771.0	25%	1%
(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30, 2014						Three Months Ended September 30, 2013
		Specified Items (b)						Specified Items (b)
	GAAP	Mark-to-Market Pension	Pension Curtailment	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (a)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (a)
NET SALES	$1,090.7					$1,090.7	$1,046.8					$1,046.8
Cost of Products Sold	437.9	(3.2)	—	—	—	434.7	362.3	2.5	—	—	—	364.8
GROSS PROFIT	652.8	3.2	—	—	—	656.0	684.5	(2.5)	—	—	—	682.0
GROSS MARGIN %	59.9%	0.2%	—%	—%	—%	60.1%	65.4%	(0.2)%	—%	—%	—%	65.2%

Operating Expenses:
Selling, General and Administrative	240.2	(5.2)	—	(2.7)	—	232.3	217.3	4.1	—	(1.1)	(0.1)	220.2
Advertising and Promotion	158.9	—	—	—	—	158.9	163.8	—		—	—	163.8
Research and Development	28.7	(0.9)	—	—	—	27.8	23.8	0.7		—	—	24.5
Other (Income)/Expense – net	(17.6)	—	5.4	3.2	—	(9.0)	28.9	—	(26.0)	—	—	2.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	242.6	9.3	(5.4)	(0.5)	—	246.0	250.7	(7.3)	26.0	1.1	0.1	270.6
EBIT as a % of Sales	22.2%	0.9%	(0.5)%	—%	—%	22.6%	23.9%	(0.7)%	2.5%	0.1%	—%	25.9%

Interest Expense – net	18.3	—	—	—	—	18.3	12.3	—	—	—	—	12.3
EARNINGS BEFORE INCOME TAXES	224.3	9.3	(5.4)	(0.5)	—	227.7	238.4	(7.3)	26.0	1.1	0.1	258.3

Provision for Income Taxes	36.0	3.3	—	(0.3)	0.1	39.1	68.7	(2.7)	—	0.4	0.1	66.5
Effective Tax Rate	16.0%	0.8%	0.4%	(0.1)%	0.1%	17.2%	28.8%	(0.2)%	(2.9)%	—%	—	25.7%

NET EARNINGS	188.3	6.0	(5.4)	(0.2)	(0.1)	188.6	169.7	(4.6)	26.0	0.7	—	191.8
Less Net Earnings Attributable to Noncontrolling Interests	0.7	—	—	—	—	0.7	(1.6)	—	3.7	—	—	2.1
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$187.6	$6.0	$(5.4)	$(0.2)	$(0.1)	$187.9	$171.3	$(4.6)	$22.3	$0.7	$—	$189.7
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.92	$0.03	$(0.02)	$—	$—	$0.93	$0.84	$(0.02)	$0.11	$—	$—	$0.93
Certain figures do not sum due to rounding.

(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.
(b) All Specified Items are included in Corporate and Other.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Nine Months Ended September 30, 2014						Nine Months Ended September 30, 2013
		Specified Items (b)						Specified Items (b)
	GAAP	Mark-to-Market Pension	Pension Curtailment	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (a)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (a)
NET SALES	$3,315.1					$3,315.1	$3,140.0					$3,140.0
Cost of Products Sold	1,270.4	(5.7)	—	—	—	1,264.7	1,129.3	9.3	—	—	—	1,138.6
GROSS PROFIT	2,044.7	5.7	—	—	—	2,050.4	2,010.7	(9.3)	—	—	—	2,001.4
GROSS MARGIN %	61.7%	0.2%	—%	—%	—%	61.9%	64.0%	(0.3)%	—%	—%	—%	63.7%

Operating Expenses:
Selling, General and Administrative	715.4	(9.1)	—	(12.8)	(0.3)	693.2	647.8	15.1	(0.2)	(1.1)	(2.1)	659.5
Advertising and Promotion	489.2	—	—	—	—	489.2	475.9	—	—	—	—	475.9
Research and Development	82.5	(1.6)	—	—	—	80.9	71.1	2.8	—	—	—	73.9
Other (Income)/Expense – net	(21.1)	—	5.4	3.2	—	(12.5)	44.9	—	(33.2)	(0.2)	—	11.5
EARNINGS BEFORE INTEREST AND INCOME TAXES	778.7	16.4	(5.4)	9.6	0.3	799.6	771.0	(27.2)	33.4	1.3	2.1	780.6
EBIT as a % of Sales	23.5%	0.5%	(0.2)%	0.3%	—%	24.1%	24.6%	(0.9)%	1.1%	—%	0.1%	24.9%

Interest Expense – net	46.0	—	—	—	—	46.0	38.9	—	—	—	—	38.9
EARNINGS BEFORE INCOME TAXES	732.7	16.4	(5.4)	9.6	0.3	753.6	732.1	(27.2)	33.4	1.3	2.1	741.7

Provision for Income Taxes	160.5	5.7	—	3.2	0.2	169.6	199.0	(10.1)	(0.9)	0.4	0.3	188.7
Effective Tax Rate	21.9%	0.3%	0.2%	0.1%	—%	22.5%	27.2%	(0.4)%	(1.3)%	—%	(0.1)%	25.4%

NET EARNINGS	572.2	10.7	(5.4)	6.4	0.1	584.0	533.1	(17.1)	34.3	0.9	1.8	553.0
Less Net Earnings Attributable to Noncontrolling Interests	10.8	—	—	—	—	10.8	1.8	—	3.7	—	—	5.5
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$561.4	$10.7	$(5.4)	$6.4	$0.1	$573.2	$531.3	$(17.1)	$30.6	$0.9	$1.8	$547.5
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$2.77	$0.05	$(0.03)	$0.03	$—	$2.82	$2.61	$(0.08)	$0.15	$—	$0.01	$2.69
Certain figures do not sum due to rounding.

(a) See the company's Form 10-Q for the third quarter of 2014 for details regarding the impact of changes to pension accounting.
(b) All Specified Items are included in Corporate and Other.
***
Contacts:
Investors:    Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media:         Christopher Perille, (847) 832-2178, chris.perille@mjn.com
Address:     2701 Patriot Boulevard, Glenview, Illinois 60026